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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed
             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*

                                   QIAGEN N.V.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   N72482 10 7
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                                 (CUSIP Number)

                                December 31, 2002

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]    Rule 13d-1(b)

    [_]    Rule 13d-1(c)

    [X]    Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

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===========================                                ====================
CUSIP NO. N72482 10 7                 13G                   Page 2  of  5 Pages
===========================                                ====================

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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Alafi Capital Company, LLC
         94-3359302
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]

                                                          (b)  [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
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                               5       SOLE VOTING POWER

NUMBER OF SHARES                       7,505,491
                               -------------------------------------------------
BENEFICIALLY                   6       SHARED VOTING POWER

OWNED BY                               0
                               -------------------------------------------------
EACH                           7       SOLE DISPOSITIVE POWER

REPORTING                              7,505,491
                               -------------------------------------------------
PERSON WITH                    8       SHARED DISPOSITIVE POWER

                                       0
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,505,491
------------ -------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.16%
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12       TYPE OF REPORTING PERSON*

         PN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 pages

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Item 1(a).        Name of Issuer:

                  QIAGEN N.V.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Spoorstraat 50
                  5911 KJ Venlo
                  The Netherlands


Item 2(a).        Name of Person Filing:

                  Alafi Capital Company, LLC


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  9 Commodore Drive, Suite 405A
                  Emeryville, CA 94608


Item 2(c).        Citizenship:

                  Alafi Capital Company is organized as a limited liability company under the laws of California.


Item 2(d).        Title of Class of Securities:

                  Common Stock


Item 2(e).        CUSIP Number:

                  N72482 10 7


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)  [_] Broker or dealer registered under Section 15 of the
                      Exchange Act.

             (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)  [_] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

             (d)  [_] Investment company registered under Section 8 of the
                      Investment Company Act.

                                Page 3 of 5 pages

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         (e) [_]   An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E).

         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [_]

         NOT APPLICABLE.

Item 4.       Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 7,505,491

         (b) Percent of class: 5.16%

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:   7,505,491

             (ii)  shared power to vote or to direct the vote: 0

             (iii) sole power to dispose or to direct the disposition of:
                   7,505,491

             (iv)  shared power to dispose or to direct the disposition of:  0

Item 5.      Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

                                Page 4 of 5 pages

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Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                 Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group

                 Not applicable.


Item 9.          Notice of Dissolution of Group

                 Not applicable.

Item 10.         Certification

                 Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         ALAFI CAPITAL COMPANY


Date: February 20, 2003                  By:   /s/ Moshe Alafi
                                               ---------------------------------



                                         Moshe Alafi, Partner
                                         ---------------------------------------
                                         Name/Title

                                Page 5 of 5 pages